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Exhibit 4.4

Third Supplemental Indenture

        THIRD SUPPLEMENTAL INDENTURE, dated as of July 7, 2006 (this "Supplemental Indenture"), among The Hertz Corporation, a corporation organized duly organized and existing under the laws of the state of Delaware (as successor by merger to CCMG Acquisition Corporation, a Delaware corporation) (and its successors and assigns) (the "Company"); Hertz Equipment Rental Corporation, Brae Holding Corp., Hertz Claim Management Corporation, HCM Marketing Corporation, Hertz Local Edition Corp., Hertz Local Edition Transporting, Inc., Hertz Global Services Corporation, Hertz System, Inc., Hertz Technologies, Inc., Hertz Transporting, Inc. and Smartz Vehicle Rental Corporation (the "Subsidiary Guarantors"); and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

        WHEREAS, the Company and the Subsidiary Guarantors are parties to an Indenture, dated as of December 21, 2005 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of 10.5% Senior Subordinated Notes due 2016 of the Company (the "Notes");

        WHEREAS, the Company and the Subsidiary Guarantors desire to execute and deliver an amendment to the Indenture for the purposes of (i) correcting certain errors and omissions in Sections 101 and 407 of the Indenture and (ii) conforming the text of paragraph (iv) of Section 412(b) of the Indenture to the corresponding provision of the "Description of Notes" section of the confidential offering memorandum, dated December 15, 2005, relating to the offering of the Notes;

        WHEREAS, each of the Company and each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration (including, in the case of each Subsidiary Guarantor, substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor's access to working capital through the Company's access to revolving credit borrowings under the Senior Credit Agreements); and

        WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

        1.    Defined Terms.    As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

        2.    Amendment of Section 101.    Section 101 of the Indenture is hereby amended pursuant to Sections 901 (1), (9) and/or (11) of the Indenture (in the case of paragraph 2(a) below) and pursuant to Sections 901 (1) and/or (11) of the Indenture (in the case of paragraphs 2(b) and (c) below) as follows:

          (a)   by the deletion in its entirety of the defined term "Consolidated EBITDA" and its corresponding definition, and the substitution therefor of the following:

          "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

          (b)   by the deletion in its entirety of the defined term "Consolidated Tangible Assets" and its corresponding definition, and the substitution therefor of the following:

          "Consolidated Tangible Assets" means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of Section 407(b), Section 409(b), Section 411 and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $14,426.0 million.

          (c)   by the insertion immediately following the defined term "Obligations" of the following:

          "Offering Memorandum" means the confidential Offering Memorandum of the Company, dated December 15, 2005, relating to the offering of the Notes.

        3.    Amendment of Section 407.    The text of paragraph (xii) of Section 407 (entitled "Limitation on Indebtedness"), excluding the paragraph number at the beginning of such paragraph, is amended pursuant to Sections 901(1) and/or (11) of the Indenture in its entirety to read as follows:

  "Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto; and"

        4.    Amendment of Section 412.    The text of paragraph (iv) of Section 412 (entitled "Limitation on Transactions with Affiliates"), excluding the paragraph number at the beginning of such paragraph, is hereby amended pursuant to Sections 901(1), (9) and/or (11) of the Indenture in its entirety to read as follows:

  "any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in Section 412(b)(vii)), and any payments made pursuant thereto,

        5.    Governing Law.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

        6.    Ratification of Indenture; Supplemental Indentures Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

        7.    Counterparts.    The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

        8.    Headings.    The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE HERTZ CORPORATION
By:	/s/ HAROLD E. ROLFE
	Name:	Harold E. Rolfe
	Title:	Senior Vice President, General Counsel and Secretary

HERTZ EQUIPMENT RENTAL CORPORATION
BRAE HOLDING CORP.
HERTZ CLAIM MANAGEMENT CORPORATION
HCM MARKETING CORPORATION
HERTZ LOCAL EDITION CORP.
HERTZ LOCAL EDITION TRANSPORTING, INC.
HERTZ GLOBAL SERVICES CORPORATION
HERTZ SYSTEM, INC.
HERTZ TECHNOLOGIES, INC.
HERTZ TRANSPORTING, INC.
SMARTZ VEHICLE RENTAL CORPORATION,
each as a Subsidiary Guarantor
By:	/s/ ROBERT H. RILLINGS
	Name:	Robert H. Rillings
	Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ TIMOTHY P. MOWDY
	Name:	Timothy P. Mowdy
	Title:	Vice President

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Third Supplemental Indenture
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